Exhibit 99.1

Company contact: Mark Lubchenco Asia Carbon Industries, Inc. Phone +1-646-328-1502

Asia Carbon Industries, Inc. Reports 2010 Financial Results

Management Sees Return to Positive Growth Trends

New York, New York – March 9, 2011 – Asia Carbon Industries, Inc. (“Asia Carbon”) today announced its preliminary earnings for the year ended December 31, 2010. The Company, whose shares trade in the U.S. under the stock symbol ACRB, expects to file a 10K on March 30, 2011.

Sales for the year ended December 31, 2010 were $29,686,876, an increase of $9,038,190, or 44% compared to $20,648,686 in sales as reported for the year ended December 31, in 2009. The increase in sales was largely attributed to sales of the Company’s first wet production product, N220-W, line, which commenced production on October 26, 2010. Sales of N220-W product were $4,297,037 for the quarter.

The increase in revenue was also impacted by an increase in the Company’s carbon black unit selling price, which was driven by increased raw material price. In 2009 Asia Carbon lowered unit prices in response to the global financial crisis and related decrease in demand, however recent market corrections and resulting return in product demand, in addition to the increase in raw material costs, prompted management to increase its pricing. This action has been accepted by customers, as evidenced by the increase in product sales. The Company sold 32,156 tons of carbon black in 2010, an increase of 3,598 tons, compared to 28,558 tons in 2009.

The final factor in the Company’s increase in revenue was the sale of naphthalene oil, a by-product of our production process. Introduced at the end of the third quarter 2010, Asia Carbon sold 1,049 tons of naphthalene in 2010, generating revenue of $869,040 for the year.

Net income for the year ended December 31, 2010 totaled $3,273,857, an increase of $288,009, or 10% compared to the net income of $2,985,848 in 2009.

Yao Guoyun, Asia Carbon’s Chairman of the Board and Chief Executive Officer, commented, “We are pleased to report the yearend results, Asia Carbon’s improved revenues reflect the continued strengthening of market demand for our product, and our ability to satisfy that demand with a superior, wet-process product. We believe the negative impact of the global financial crisis is behind us now, as illustrated by our ability to successfully raise pricing on our carbon black product line.”

Ms Yao further stated, “Our revenues continue to grow as a result of an increase in demand for both our Carbon Black product line and our Naphthalene Oil product. Net income for 2010 declined as a percentage of revenue as compared to the prior year reflecting an increase in raw material costs and the fees associated with the Company going public. We believe these expenses will have a lesser impact on our bottom line, in conjunction with our planned additions to production capacity and expanded sales efforts going forward.”

About Asia Carbon Industries, Inc.

Asia Carbon Industries Inc. (“ACI” or the “Company”) is an emerging, China-based producer of a series of high quality carbon black products under the brand name “Great Double Star.”  The Company was established in 2003 in Shanxi, China’s highest coal producing province.  ACI is one of the top ten carbon black producers in the province and has established relationships with a high-profile customer base.  The Company is in the process of expanding its manufacturing capacity to meet the anticipated demand.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.